UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 13, 2005

                        Patient Safety Technologies, Inc.
             (Exact name of registrant as specified in its charter)



           Delaware                811-05103                   13-3419202
(State or Other Jurisdiction   (Commission File             (I.R.S. Employer
       of Incorporation)            Number)              Identification Number)

              100 Wilshire Blvd., Ste. 1500, Santa Monica, CA 90401
               (Address of principal executive offices) (zip code)

                                 (310) 752-1416
              (Registrant's telephone number, including area code)

                                   Copies to:
                               Marc J. Ross, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

      On June 13, 2005, Patient Safety Technologies, Inc. (the "Company") entered into an employment agreement with William B. Horne. Effective July 5, 2005, Mr. Horne will be employed as Chief Financial Officer of the Company and its subsidiaries. The agreement begins July 5, 2005 and continues for a term of 24 months. The agreement will automatically renew for successive one-year terms unless either party delivers to the other party written notice of termination at least 30 days before the end of the then current term. Mr. Horne's base compensation under the agreement is $150,000 per year. Mr. Horne will receive restricted stock in an amount valued at $100,000 based on the closing price of the Company's common stock on June 13, 2005 ($3.80), vested quarterly, for each year of the agreement. The number of shares to be issued to Mr. Horne for the first year of the agreement will be reduced by the value of any unvested restricted stock that he would be entitled to under his current consulting agreement with the Company. In addition, Mr. Horne is eligible to receive shares of the Company's common stock or options to purchase shares of the Company's common stock from time to time as determined by the Board of Directors. The Company is required to promptly reimburse Mr. Horne for all reasonable out-of-pocket business expenses incurred in performing the responsibilities under the agreement. Mr. Horne is entitled to participate in any of the Company's benefit plans in effect from time to time for employees of the Company. Mr. Horne is entitled to three weeks of paid vacation, to be scheduled and taken in accordance with the Company's standard vacation policies. In addition, Mr. Horne is entitled to sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time. The agreement also contains customary provisions for disability, death, confidentiality, indemnification and non-competition. Both the Company and Mr. Horne have the right to voluntarily terminate the employment agreement at any time with or without cause. If the Company voluntarily terminates the agreement, the Company must pay Mr. Horne a cash sum equal to (a) all accrued base salary through the date of termination plus all accrued vacation pay and cash bonuses, if any, plus (b) as severance compensation, an amount equal to Mr. Horne's then base salary for the remaining employment term, but only through July 5, 2007. If Mr. Horne voluntarily terminates the agreement, all unvested restricted stock and stock options will be forfeited. In the event of a merger, consolidation, sale, or change of control, the surviving or resulting company is required to honor the terms of the agreement with Mr. Horne.

      Mr. Horne has 11 years of combined experience as a financial executive, auditor and financial consultant. Mr. Horne previously held the position of Chief Financial Officer in various companies in the high-tech field, including The Phoenix Partners, from November 1996 to December 2001, a venture capital limited partnership located in Seattle, Washington, and Alaska Wireless Communications, from May 2002 to April 2005, a privately held advanced cellular communications company which deployed the world's first commercial 850 MHz GSM network. Since January 2002, he also provided strategic financial consulting services to a broad array of companies ranging from small private companies to a public company with a market capitalization in excess of $1 billion. In his previous roles he was responsible for all aspects of the finance and administration function, including financial reporting, tax planning, negotiation of M&A transactions, and structuring of equity investments. Mr. Horne has also held supervisory positions at Price Waterhouse, LLP and has a Bachelor of Arts Magna Cum Laude in Accounting from Seattle University.

      On December 10, 2004, the Company entered into a consulting agreement with Mr. Horne. The consulting agreement provides that Mr. Horne will serve as a consultant to the Company on financial and accounting related matters of the Company. The term of the agreement is month-to-month. Pursuant to the terms of the consulting agreement, Mr. Horne is entitled to receive a monthly consulting fee of approximately $4,200, which the Board may increase at its discretion from time to time. The Board may also award options to Mr. Horne. The consulting agreement with Mr. Horne will terminate July 5, 2005 upon effectiveness of the employment agreement. Except for this consulting agreement, there was no transaction during the last two years, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Horne had or is to have a direct or indirect material interest. There are no family relationships between Mr. Horne and the Company's directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.


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

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      See Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(c)   Exhibits

Exhibit
Number             Description
-------            -----------

10.1 Employment Agreement entered into as of June 13, 2005 by and between Patient Safety Technologies, Inc. and William B. Horne


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Patient Safety Technologies, Inc.


Dated: June 15, 2005                         By:  /s/ Milton Ault
                                                 ------------------------------
                                             Name:    Milton "Todd" Ault, III
                                             Title:   Chief Executive Officer




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